Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES THIRD QUARTER FISCAL YEAR 2012 FINANCIAL RESULTS

— Third quarter revenue of $121.3 million up 46% — Record Gross Merchandise Volume (GMV) of $225.6 million up 52% - Record Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $33.4 million up 121% — Record Adjusted EPS of $0.56

WASHINGTON — July 31, 2012 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its third quarter of fiscal year 2012 (Q3-12) ended June 30, 2012.  Liquidity Services, Inc. provides business and government clients and buying customers transparent, innovative and effective online marketplaces and integrated services for surplus assets.

Liquidity Services, Inc. (Liquidity Services or the Company) reported consolidated Q3-12 revenue of $121.3 million, an increase of approximately 46% from the prior year’s comparable period.  Adjusted EBITDA, which excludes stock based compensation and acquisition costs, for Q3-12 was a record $33.4 million, an increase of approximately 121% from the prior year’s comparable period.  Q3-12 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was a record $225.6 million, an increase of approximately 52% from the prior year’s comparable period.

Net income in Q3-12 was $14.9 million or $0.45 diluted earnings per share.  Adjusted net income, which excludes stock based compensation, acquisition costs and amortization of contract-related intangible assets associated with the Jacobs Trading acquisition — net of tax, in Q3-12 was a record $18.7 million or a record $0.56 diluted earnings per share based on 33.2 million fully diluted shares outstanding.  Adjusted net income and adjusted diluted EPS for the prior year period (Q3-11) were positively impacted by a onetime tax benefit, of $0.26 per diluted share, as a result of closing our UK operations in the prior year.  Normalizing the prior year adjusted EPS for the tax benefit results in 115% year over year growth.

Liquidity Services has $1.1 million in the Acquisition Costs line item of its Statement of Operations, for Q3-12, as a result of the GoIndustry acquisition which closed in early July.

“Liquidity Services reported record results for GMV, Adjusted EBITDA and Adjusted EPS in Q3-12 all of which exceeded our guidance range. Record GMV results were primarily driven by growth in the volume of goods sold in our retail supply chain and commercial capital assets marketplaces by existing and new clients.  Our team did an excellent job handling the increased volumes while maintaining a high level of service and quality to our clients and buying customers.  Our consistent execution has enabled Liquidity Services to become the trusted provider of choice in our industry with over 75 Fortune 500 corporations, over 4,700 federal, state and local government agencies and 1.8 million registered buyers utilizing our marketplaces. Our progress has generated strong financial results for our shareholders, exemplified by our adjusted EBITDA of $99.5 million over the last 12 months. By continuing to invest in growing our e-commerce business we intend to capture a significant share of large, highly fragmented markets, both in the commercial and public sector, while having a positive impact on our clients’ financial and environmental sustainability initiatives,” said Bill Angrick, Chairman and CEO of Liquidity Services.

We are pleased to have closed our acquisition of GoIndustry (www.go-dove.com) in early July and have commenced the integration of this business. GoIndustry’s client base which includes over 50 leading Fortune 1000 global manufacturers and asset based lenders across multiple industries, including aerospace, consumer packaged goods, electronics, pharmaceutical, technology and transportation, will benefit significantly from our logistics, support and large buyer base for a range of high value capital assets such as: material handling equipment, rolling stock, heavy machinery and scrap metal.  The acquisition of GoIndustry enhances Liquidity Services’ ability to deliver surplus asset management, valuation and disposition services to large multinational enterprises across North America, Europe and Asia.  These blue chip corporate clients are already being integrated into our commercial business demonstrating our strategic focus on further growing our capital assets vertical and penetrating many existing clients with additional services.

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Business Outlook

While economic conditions have improved, our overall outlook remains cautious due to the volatility in the macro environment and its potential impact on the retail and industrial supply chains and GDP growth.  Additionally, we may fund major upgrades in our technology infrastructure to support further integration of our existing businesses and online marketplaces, including the integration of Truckcenter.com, Jacobs Trading and GoIndustry, which are proceeding according to our original plan.  In the longer term, we expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative technology solutions and demonstrated financial strength, we expect our seller base to increase.

The following forward looking statements reflect trends and assumptions for the next quarter:

(i)                                     stable commodity prices in our scrap business;

(ii)                                  stable average sales prices realized in our capital assets marketplaces;

(iii)                               an effective income tax rate of 40%; and

(iv)                              improved operations and service levels in our retail goods marketplaces.

Our results may also be materially affected by changes in business trends and our operating environment, and by other factors, such as: (i) investments in infrastructure and value-added services to support new business in both commercial and public sector markets; and (ii) pricing pressure from buyers in selected categories of our retail goods marketplaces, which can result in lower than optimal margins.

Our Scrap Contract with the Department of Defense (DoD) includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract.  We earned approximately $1,651,000 under this incentive feature for the 12 months ended June 30, 2012, and we recorded this amount in the quarter ended June 30, 2012.

GMV — We expect GMV for fiscal year 2012 to range from $850 million to $860 million, which is an increase from our previous guidance range of $760 million to $800 million, primarily as a result of the GoIndustry acquisition and organic growth.  We expect GMV for Q4-12 to range from $230 million to $240 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2012 to range from $108 million to $110 million, which is an increase from our previous guidance range of $96 million to $100 million.  We expect Adjusted EBITDA for Q4-12 to range from $21.0 million to $23.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2012 to range from $1.81 to $1.84, which is an increase from our previous guidance range of $1.64 to $1.70.  In Q4-12, we estimate Adjusted Earnings Per Diluted Share to be $0.35 to $0.38.  This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 33.0 million, and that we will not repurchase shares with the approximately $18.1 million yet to be expended under the share repurchase program.

Our guidance adjusts EBITDA and Diluted EPS for (i) acquisition costs including transaction costs and changes in earn out estimates; (ii) amortization of contract intangible assets of $33.3 million from our acquisition of Jacobs Trading; and (iii) for stock based compensation costs, which we estimate to be approximately $2.3 million to $2.5 million for the fourth quarter of fiscal year 2012.  These stock based compensation costs are consistent with fiscal year 2011.

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Key Q3-12 Operating Metrics

Registered Buyers — At the end of Q3-12, registered buyers totaled approximately 1,764,000, representing a 13% increase over the approximately 1,567,000 registered buyers at the end of Q3-11.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 537,000 in Q3-12, an approximately 20% increase over the approximately 448,000 auction participants in Q3-11.

Completed Transactions — Completed transactions increased to approximately 126,000, an approximately 10% increase for Q3-12 from the approximately 115,000 completed transactions in Q3-11.

GMV and Revenue Mix — GMV continues to diversify due to the continued growth in our U.S. commercial business and state and local government business (the GovDeals.com marketplace).  As a result, the percentage of GMV derived from our DoD Contracts during Q3-12 decreased to 23.7% compared to 32.4% in the prior year period.  The table below summarizes GMV and revenue by pricing model.  The purchase model revenue mix has increased, as a result of the Jacobs Trading acquisition.

GMV Mix

	Q3-12	Q3-11
Profit-Sharing Model:
Scrap Contract	8.8%	15.7%
Total Profit Sharing	8.8%	15.7%
Consignment Model:
GovDeals	16.8%	23.4%
Commercial — US	36.8%	24.0%
Total Consignment	53.6%	47.4%
Purchase Model:
Commercial — US	22.7%	19.1%
Surplus Contract	14.9%	15.9%
Total Purchase	37.6%	35.0%

Other	—	1.9%
Total	100.0%	100.0%

Revenue Mix

	Q3-12	Q3-11
Profit-Sharing Model:
Scrap Contract	16.3%	27.0%
Total Profit Sharing	16.3%	27.0%
Consignment Model:
GovDeals	2.9%	3.5%
Commercial — US	10.1%	6.0%
Total Consignment	13.0%	9.5%
Purchase Model:
Commercial — US	42.9%	32.9%
Surplus Contract	27.8%	27.4%
Total Purchase	70.7%	60.3%

Other	—	3.2%
Total	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA. EBITDA is a supplemental non-GAAP financial measure and is equal to net income (loss) plus interest expense (income) and other expense, net; provision (benefit) for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense, and acquisition costs including changes in earn out estimates and goodwill impairment. Adjusted EBITDA for the three and nine months ended June 30, 2011 includes the operating losses generated by our UK operations, which were closed down as of September 30, 2011.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
	(in thousands) (unaudited)
Net income (loss)	$14,863	$(1,057)	$42,751	$5,385
Interest expense (income) and other expense, net	517	(5)	1,625	49
Provision (benefit) for income taxes	9,909	(4,550)	29,025	1,892
Amortization of contract intangibles	2,020	203	6,059	610
Depreciation and amortization	1,477	1,391	4,508	3,932

EBITDA	28,786	(4,018)	83,968	11,868
Stock compensation expense	3,537	2,221	8,655	6,749
Acquisition costs and goodwill impairment	1,109	16,894	(5,562)	21,589

Adjusted EBITDA	$33,432	$15,097	$87,061	$40,206

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share. Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income (loss) plus tax effected stock compensation expense, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition and acquisition costs including changes in earn out estimates and goodwill impairment. Adjusted basic and diluted earnings per share are determined using Adjusted Net Income. Adjusted net income for the three and nine months ended June 30, 2011 includes the operating losses generated by our UK operations, which were closed down as of September 30, 2011.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited) (Dollars in thousands, except per share data)
Net income (loss)	$14,863	$(1,057)	$42,751	$5,385
Stock compensation expense (net of tax)	2,122	2,731	5,193	4,995
Amortization of contract intangibles (net of tax)	1,090	—	3,269	—
Acquisition costs and goodwill impairment (net of tax)	665	13,628	(3,337)	15,976

Adjusted net income*	$18,740	$15,302	$47,876	$26,356

Adjusted basic earnings per common share	$0.60	$0.55	$1.55	$0.96

Adjusted diluted earnings per common share*	$0.56	$0.52	$1.46	$0.92

Basic weighted average shares outstanding	31,140,261	27,928,750	30,791,297	27,478,342

Diluted weighted average shares outstanding	33,183,165	29,440,811	32,781,370	28,600,098

*Adjusted net income and adjusted diluted EPS for the prior year periods were positively impacted by a onetime tax benefit, of $0.26 per diluted share, as a result of closing our UK operations in the prior year.

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Conference Call

The Company will host a conference call to discuss the fiscal third quarter 2012 results at 10:30 a.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 866-202-1971 or 617-213-8842 and providing the participant pass code 53680592. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  A replay of the web cast will be available on the Company’s website for 30 calendar days ending August 31, 2012 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until August 31, 2012 at 11:59 p.m. ET.  To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 87376416.  Both replays will be available starting at 12:30 p.m. today.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD and Walmart for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies, including GoIndustry, Jacobs Trading and Truckcenter.com, into our existing operations and our ability to realize any anticipated benefits of these or other acquisitions; and our ability to recognize any expected tax benefits as a result of closing our U.K. operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services

Liquidity Services, Inc. (NASDAQ:LQDT) and its subsidiaries enable retailers, industrial corporations and government agencies to market and sell surplus assets quickly and conveniently using online marketplaces and value-added services. The Company, a member of the S&P SmallCap 600 Index, operates multiple global e-commerce marketplaces for surplus and salvage assets across the retail supply chain (Liquidation.com), government (GovLiquidation.com, GovDeals.com) and industrial capital assets (NetworkIntl.com and Go-Dove.com) sectors. Liquidity Services is based in Washington, D.C. and has approximately 1,100 employees. Additional information can be found at: www.liquidityservicesinc.com.

Contact:

Julie Davis

Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservicesinc.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	June 30,	September 30,
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$84,625	$128,984
Accounts receivable, net of allowance for doubtful accounts of $810 and $514 at June 30, 2012 and September 30, 2011, respectively	12,090	6,049
Inventory	26,415	15,065
Prepaid and deferred taxes	15,336	16,073
Prepaid expenses and other current assets	5,613	4,805
Current assets of discontinued operations	44	277
Total current assets	144,123	171,253
Property and equipment, net	7,166	7,042
Intangible assets, net	31,751	2,993
Goodwill	150,766	40,549
Other assets	5,754	5,970
Total assets	$339,560	$227,807
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,540	$8,590
Accrued expenses and other current liabilities	29,722	23,411
Profit-sharing distributions payable	2,938	7,267
Current portion of acquisition earn out payables	8,269	5,410
Customer payables	12,561	12,728
Current portion of note payable	9,500	—
Current liabilities of discontinued operations	266	2,160
Total current liabilities	68,796	59,566
Acquisition earn out payables	—	4,741
Note payable, net of current portion	32,000	—
Deferred taxes and other long-term liabilities	2,215	2,087
Total liabilities	103,011	66,394
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 31,461,715 shares issued and 30,956,648 shares outstanding at June 30, 2012; 31,192,608 shares issued and 29,030,552 shares outstanding at September 30, 2011	31	29
Additional paid-in capital	165,405	124,886
Treasury stock, at cost	(29,999)	(21,884)
Accumulated other comprehensive income	31	52
Retained earnings	101,081	58,330
Total stockholders’ equity	236,549	161,413
Total liabilities and stockholders’ equity	$339,560	$227,807

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Liquidity Services, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011

Revenue	$105,601	$75,163	$313,405	$226,770
Fee revenue	15,672	8,147	39,624	21,403
Total revenue from continuing operations	121,273	83,310	353,029	248,173

Costs and expenses from continuing operations:
Cost of goods sold (excluding amortization)	49,187	31,767	147,497	100,955
Profit-sharing distributions	10,245	12,324	34,117	34,529
Technology and operations	15,943	12,867	47,528	38,939
Sales and marketing	7,364	5,571	20,809	17,286
General and administrative	8,639	6,579	24,672	19,658
Amortization of contract intangibles	2,020	203	6,059	610
Depreciation and amortization	1,477	1,300	4,508	3,540
Acquisition costs, net	1,109	246	(5,562)	4,941

Total costs and expenses	95,984	70,857	279,628	220,458

Income from continuing operations	25,289	12,453	73,401	27,715
Interest expense and other expense, net	(517)	(274)	(1,625)	(787)

Income before provision for income taxes from continuing operations	24,772	12,179	71,776	26,928
Provision for income taxes	(9,909)	(5,616)	(29,025)	(12,059)
Income from continuing operations	14,863	6,563	42,751	14,869
Loss from discontinued operations, net of tax	—	(7,620)	—	(9,483)
Net income (loss)	$14,863	$(1,057)	$42,751	$5,386

Basic earnings (loss) per common share:
From continuing operations	$0.48	$0.23	$1.39	$0.54
From discontinued operations	—	(0.27)	—	(0.34)
Basic earnings (loss) per common share	$0.48	$(0.04)	$1.39	$0.20

Diluted earnings (loss) per common share:
From continuing operations	$0.45	$0.22	$1.30	$0.52
From discontinued operations	—	(0.26)	—	(0.33)
Diluted earnings (loss) per common share	$0.45	$(0.04)	$1.30	$0.19

Basic weighted average shares outstanding	31,140,261	27,928,750	30,791,297	27,478,342
Diluted weighted average shares outstanding	33,183,165	29,440,811	32,781,370	28,600,098

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Liquidity Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Operating activities
Net income (loss)	$14,863	$(1,056)	$42,751	$5,386
Less: discontinued operations, net of tax	—	(7,620)	—	(9,483)

Income from continuing operations	14,863	6,564	42,751	14,869
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	3,497	1,503	10,567	4,150
Stock compensation expense	3,537	2,221	8,655	6,749
Provision (benefit) for inventory allowance	(736)	96	(776)	51
Provision (benefit) for doubtful accounts	(88)	33	(217)	130
Incremental tax benefit from exercise of common stock options	(5,850)	(954)	(15,188)	(2,449)
Changes in operating assets and liabilities:
Accounts receivable	(494)	(1,221)	(1,114)	(4,003)
Inventory	(2,040)	3,330	(4,515)	1,301
Prepaid expenses and other assets	240	7,331	13,400	7,220
Accounts payable	(10,046)	1,505	(6,239)	288
Accrued expenses and other	3,741	(2,403)	6,764	(5,003)
Profit-sharing distributions payable	(3,179)	(4,749)	(4,329)	(238)
Customer payables	(2,393)	(1,413)	(167)	3,553
Acquisition earn out payables	41	—	(10,068)	2,195
Other liabilities	(39)	146	128	21

Net cash provided by operating activities from continuing operations	1,054	11,989	39,652	28,834
Net cash (used in) provided by activities from discontinuing operations	(352)	240	(381)	(334)

Net cash provided by operating activities	702	12,229	39,271	28,500
Investing activities
Purchases of short-term investments	—	(968)	—	(8,830)
Proceeds from the sale of short-term investments	—	2,895	—	31,420
Increase in goodwill and intangibles and cash paid for acquisitions	(23)	(9,001)	(80,063)	(9,030)
Purchases of property and equipment	(769)	(1,426)	(2,828)	(4,399)

Net cash (used in) provided by investing activities	(792)	(8,500)	(82,891)	9,161
Financing activities
Proceeds from exercise of common stock options (net of tax)	4,071	5,471	14,022	13,051
Incremental tax benefit from exercise of common stock options	5,850	954	15,188	2,449
Repurchases of common stock	(29,999)	—	(29,999)	(3,541)

Net cash (used in) provided by financing activities	(20,078)	6,425	(789)	11,959
Effect of exchange rate differences on cash and cash equivalents	(5)	(3)	(21)	514

Net (decrease) increase in cash and cash equivalents	(20,173)	10,151	(44,430)	50,134
Cash and cash equivalents at beginning of the period	104,832	83,361	129,089	43,378
Less: Cash and cash equivalents of discontinued operations at end of period	34	511	34	511

Cash and cash equivalents at end of period	$84,625	$93,001	$84,625	$93,001
Supplemental disclosure of cash flow information
Cash paid for income taxes	$9,316	$856	$11,761	$6,233
Cash paid for interest	12	9	52	47
Note payable issued in connection with acquisition	—	—	40,000	—
Contingent purchase price accrued	—	—	1,196	4,695